Exhibit 5(a)
The Bank of New York Mellon Trust Company, N.A.
2 North LaSalle Street, Suite 700
Chicago, Illinois 60602
June 2, 2023
Ladies and Gentlemen:
The undersigned, David C. House, counsel for American Electric Power Company, Inc. (the “Company”), delivers this opinion in accordance with Sections 102, 903 and 1203 of the Junior Subordinated Indenture, dated as of March 1, 2008 (the “Subordinated Indenture”), from the Company to The Bank of New York Mellon Trust Company, N.A., as successor trustee to The Bank of New York, as trustee (the “Trustee”), and in connection with the remarketing by the Company of (i) $850,000,000 aggregate principal amount of the Company’s 1.30% Junior Subordinated Debentures (“Original Debentures”), executed by the Company and delivered to you as of August 14, 2020, such Original Debentures in the form of definitive debentures, No. 1 and No. 2, registered in the name of Cede & Co., as nominee for The Depository Trust Company, under the Indenture, as supplemented by Supplemental Indenture No. 2, dated as of August 14, 2020 (the “Supplemental Indenture No. 2”) and the Supplemental Indenture No. 5, dated as of June 2, 2023 (the “Supplemental Indenture No. 5” and, together with the Subordinated Indenture and the Supplemental Indenture No. 2, the “Indenture”). The Original Debentures are being remarketed into $850,000,000 aggregate principal amount of 5.699% Junior Subordinated Debentures due 2025 (the “Remarketed Debentures”). Capitalized terms not otherwise defined herein shall have the meanings specified in the Indenture.
I hereby advise you that in my opinion:
(1)the form of the Remarketed Debentures has been duly authorized by the Company and has been established in conformity with the provisions of the Indenture;
(2)the terms of the Remarketed Debentures have been duly authorized by the Company and have been established in conformity with the provisions of the Indenture;
(3)the Remarketed Debentures, when authenticated and delivered by the Trustee in accordance with the Indenture, and issued, executed and delivered by the Company and duly paid for by the purchasers, will have been duly issued under the Indenture and will constitute valid and legally binding obligations of the Company, entitled to the benefits provided by the Indenture and enforceable against the Company in accordance with their terms, subject, as the enforcement, to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing; and
(4)the Supplemental Indenture No. 5 has been duly and validly authorized by the Company by all necessary corporate action, has been duly and validly executed and delivered by the Company, and is a valid and binding instrument enforceable against the Company in accordance with its terms, subject, as to enforcement, to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

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In rendering the opinions set forth in paragraphs (a), (b), (c) and (d) above, (A) I have examined, and have relied as to matters of fact upon, the documents delivered to you at the closing and upon originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents or oral statements of public officials and of officers and representatives of the Company, and have made such other and further investigations, as I have deemed relevant and necessary as a basis for such opinions, and (B) in such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.
I have read the covenants and conditions contained in the Subordinated Indenture with respect to compliance with which this opinion is given, including without limitation the conditions precedent provided for therein relating to the action proposed to be taken by the Trustee, and the definitions in the Indenture relating thereto.
I am of the opinion that (x) such conditions and covenants and all conditions precedent provided for in the Subordinated Indenture (including any covenants compliance with which constitutes a condition precedent) relating to (1) the execution and delivery of the Supplemental Indenture No. 5 and (2) the issuance, authorization, authentication and delivery of the Remarketed Debentures have been complied with and (y) the execution of the Supplemental Indenture No. 5 is authorized or permitted by the Subordinated Indenture.
I am a member of the Bar of the State of New York.
WITNESS my hand as of this 2nd day of June 2023.
/s/ David C. House
David C. House
Counsel to American Electric Power Company, Inc.
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